As filed with the Securities and Exchange Commission on November 28, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOVUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	90-0814124 (I.R.S. Employer Identification No.)

9171 Towne Centre Drive, Suite 440
San Diego, California 92122
(Address of principal executive offices) (Zip Code)

Innovus Pharmaceuticals, Inc. Amended and Restated
2016 Equity Incentive Plan
  (Full title of the plan)

Robert E. Hoffman, Executive Vice President, Chief Finanical Officer
Innovus Pharmaceuticals, Inc.
9171 Towne Centre Drive, Suite 440
San Diego, California 92122
 (Name and address of agent for service)

(858) 964-5123
 (Telephone number, including area code, of agent for service)

With a copy to:
Weintraub Law Group, PC
Attn: Jennifer Trowbridge, Esq.
10085 Carroll Canyon Rd.
Suite 230
San Diego, California 92131

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value, to be issued under the Amended and Restated 2016 Equity Incentive Plan	20,000,000	$0.26	$5,200,000	$602.68
Total

(1)
Pursuant to Rule 416 (c) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock that may become issuable under the 2014 Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.
(2)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the OTCQB tier of the OTC Marketplace on November 25, 2016.

EXPLANATORY NOTE

Innovus Pharmaceuticals, Inc. (the “Company”) has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 20,000,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), that are reserved for issuance under the Company’s Amended and Restated 2016 Equity Incentive Plan (the “Plan”). The Board approved the Plan on January 29, 2016 subject to shareholder approval. At the Company’s annual meeting held on November 16, 2016, the Company’s shareholders approved the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The Company will provide each recipient of a grant under the Plan (the “Recipients”) with documents that contain information related to the Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and are not being filed as a part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

The Company will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Robert E. Hoffman, Executive Vice President, Chief Finanical Officer
Innovus Pharmaceuticals, Inc.
9171 Towne Centre Drive, Suite 440
San Diego, California 92122
(858) 964-5123

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents that have been filed by the Registrant with the SEC are incorporated herein by reference:

●
Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on March 31, 2016;
●
Quarterly Report on Form 10-Q for (i) the fiscal quarter ended September 30, 2016, as filed with the SEC on November 14, 2016; (ii) the fiscal quarter ended June 30, 2016, as filed with the SEC on August 15, 2016; and (iii) the fiscal quarter ended March 31, 2016, as filed with the SEC on May 16, 2016;
●
Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) as filed with the SEC on January 8, 2016, February 11, 2016, February 18, 2016, March 1, 2016, March 14, 2016, March 22, 2016, May 20, 2016, May 25, 2016, July 6, 2016, July 18, 2016, July 22, 2016, July 29, 2016, August 9, 2016, August 18, 2016, August 29, 2016, September 9, 2016, October 17, 2016, November 1, 2016, November 10, 2016, November 17, 2016 and November 18, 2016; and
●
The description of the Company’s common stock contained in the Registration Statement on Form S-1 filed with the SEC on August 9, 2016, and the Prospectus filed pursuant to Rule 424(b) of the Act filed August 25, 2016.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Dr. Bassam Damaj at the Company.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act and accordingly, no information under Item 202 of Regulation S-K is required.

Item 5.  Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

Item 6.  Indemnification of Directors and Officers.

As permitted by Section 78.7502 of the Nevada Revised Statutes (“NRS”), the articles of incorporation of the Company provides that the Company shall indemnify each and every officer and director to the fullest extent permitted by applicable state law. Consequently, the directors and officers of the Company generally will not be personally liable to the Company or the stockholders for monetary damages unless:

●
The director’s or officer’s act or failure to act constitutes a breach of his or her fiduciary duties as a director or officer, and his or her breach of those duties involves intentional misconduct, fraud or a knowing violation of law; or

●
The director or officer does not act in good faith and in a manner which he or she reasonably believes to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the director or officer has reasonable cause to believe his or her conduct was unlawful.

The Company’s bylaws provide that the Company shall indemnify and hold harmless each person who shall serve at any time as a director or officer from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of having been a director or officer of the Company, or by reason of any action alleged to have been taken or omitted to have been taken by him or her as such director or officer. The bylaws further provide that the Company shall reimburse each such person for all legal and other expenses reasonably incurred in connection with any such claim or liability; provided, however that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his or her own negligence or willful misconduct. The right of any person to be indemnified under the bylaws is subject to the right of the Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

The rights accruing to any person under the provisions of the Company’s bylaws do not exclude any other right to which an officer or director may be entitled, including rights pursuant to the NRS, articles of incorporation, indemnification agreements, a vote of stockholders or disinterested directors, or otherwise.

The Company has entered into, and may in the future enter into, agreements relating to indemnification with certain of directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. Indemnification agreements may provide that the Company will maintain directors’ and officers’ liability insurance in reasonable amounts from established insurers, subject to certain limitations. Indemnification agreements may also provide for partial indemnification for a portion of expenses incurred by a director or officer even if the director or officer is not entitled to indemnification for the total amount.

In accordance with permissive provisions in the Company’s bylaws, we may maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

At present, the Company is not aware of any pending litigation or proceeding involving any person who is or was a director, officer, employee or other agent of the Company or is or was serving at the Company’s request as a director, officer, employee or agent of another entity regarding which indemnification is sought, and the Company not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Incorporated by reference
Exhibit	Description	Form	Exhibit	Filing date
4.01*	Amended and Restated Articles of Incorporation of Innovus Pharmaceuticals, Inc. dated October 10, 2016
4.02*	Amended and Restated Bylaws of Innovus Pharmaceuticals, Inc. dated October 10, 2016
4.03*	Innovus Pharmaceuticals, Inc. Amended and Restated 2016 Equity Incentive Plan
5*	Opinion of Weintraub Law Group, PC
23.1*	Consent of Hall and Company
23.2*	Consent of EisnerAmper LLP

‘*’ filed herewith

Item 9.  Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on November 28, 2016.

INNOVUS PHARMACEUTICALS, INC.

By:	/s/ Robert E. Hoffman
Robert E. Hoffman
Executive Vice President, Chief Finanical Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Hoffman his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signatures	Title	Date

/s/ Bassam Damaj	Chief Executive Officer, President and Director	November 28, 2016
Bassam Damaj	(Principal executive officer)

/s/ Robert E. Hoffman	Executive Vice President and Chief Financial Officer	November 28, 2016
Robert E. Hoffman	(Principal financial and accounting officer)

/s/ Henry Esber	Director	November 28, 2016
Henry Esber

/s/ Ziad Mirza	Director	November 28, 2016
Ziad Mirza

/s/ Vivian Liu	Director	November 28, 2016
Vivian Liu